AMENDED AND RESTATED ARTICLES
                        OF INCORPORATION
                               OF
                       INNOTEK CORPORATION


     Pursuant to the authority contained in Section 4-29-101 of the Arkansas Code Annotated, Subchapter 10, The Arkansas Business Act of 1987, the undersigned, being the incorporator of Innotek Corporation, an Arkansas corporation, do hereby take and adopt the following Amended and Restated Articles of Innotek Corporation.

     1. The name of the Corporation is hereby changed from "Innotek Corporation" to "ThermoEnergy Corporation". The
Corporation is for profit.

     2. The street address and the zip code of the principal office of the Corporation is Suite 1300 Tower Building, 323 Center Street, Little Rock, Arkansas 72201.

     3. The street address and zip code of the Corporation's initial registered office is Suite 1300 Tower Building, 323 Center Street, Little Rock, Arkansas 72201, in the County of Pulaski, and the name of its initial registered agent in that office is P. L. Montesi.

     4.   The name and address of the incorporator is P. L.
Montesi, Suite 1300 Tower Building, 323 Center Street, Little Rock, Arkansas 72201.

     5. The purpose of the Corporation is to engage in lawful acts or activity for which a corporation may be organized under the Arkansas Business Corporation Act of 1987.

     6. (a) The Corporation is authorized to issue 75,000,000 shares of $0.001 par value per share Common Stock. From the Common Stock, the Corporation is authorized to designate 10,000,000 shares as Series A Shares and 65,000,000 shares as Series B Shares. The relative rights, privileges and limitations of Series A Shares and Series B Shares are as follows:

          (i) Series A Shares shall have the following rights: (1) Each share shall have one vote in all matters permitted or required by the Arkansas Business Corporation Act of 1987, as amended; (2) Each share shall be entitled to receive its pro rata share of the net assets of the Corporation upon dissolution; (3) Each share shall have all other rights and privileges as allowed by the Arkansas Business Corporation Act of 1987, as amended.

          (ii)  Series B Shares shall have the following rights:
          (1) Each share shall have one vote in all matters permitted or required by the Arkansas Business Corporation Act of 1987, as amended; (2) Each share shall be entitled to receive its pro rata share of the net assets of the Corporation upon dissolution; (3) Each share shall have all other rights and privileges as allowed by the Arkansas Business Corporation Act of 1987, as amended, subject to the following restrictions on transfer: Series B Shares shall be converted to Series A Shares commencing twelve (12) months (the "first year") after the effective date of a registration statement filed with the United States Securities and Exchange Commission resulting in gross proceeds to the Corporation of $5,000,000 or more, and the average closing bid price of the Series A Shares, as reported on the NASDAQ Small Cap Market or such other exchange as the Company's stock may be traded, equals or exceeds 120% of its initial public offering price for twenty (20) consecutive trading days within a thirty-day (30) period (the "trading test"). In the event the bid price of the Company's Series A Shares twelve (12) months from the effective date does not meet the trading test, then no more than 20% of the Series B Shares may be converted to Series A Shares, on a pro rata basis, in any one quarterly calendar period during the twelve (12) month period following the first year, or 100% of the Series B Shares shall be converted to Series A Shares when the trading test is met, whichever first occurs and all shares will be transferrable. At such time as all Series B Shares have been converted to Series A Shares, the separate class designations shall be removed as a matter of law.

          (iii) At such time as all Series B Shares have been converted to Series A Shares, the separate class designations shall be removed as a matter of law.

          (b) The Corporation is authorized to issue 10,000,000 shares of $1.00 par value per share Series Preferred Stock.

     7. All shares of common stock issued and outstanding prior to the adoption of these Amended and Restated Articles of Incorporation of Innotek Corporation are reclassified and designated Series B Shares and shall bear the following restrictive legend:

     Series B Shares are convertible to Series A Shares commencing twelve (12) months after the effective date of a registration statement filed with the United States Securities and Exchange Commission resulting in gross proceeds to the Corporation of $5,000,000 or more and the average closing bid price of the Series A Shares equals or exceeds 120% of its initial public offering price for twenty (20) consecutive trading days within a thirty-day
     (30) period (the "trading test"). In the event the bid price of the Corporation's Series A Shares twelve (12) months from the effective date does not meet the "trading test", then no more than 20% of the Series B Shares may be converted to Series A Shares, on a pro rata basis, in any one quarterly calendar period, or 100% of the Series B Shares shall be converted to Series A Shares when the "trading test" is met, whichever first occurs and all shares will be transferrable. At such time as all Series B Shares have been converted to Series A Shares, the separate class designations shall be removed as a matter of law. [End of Legend]

     The Transfer Agent is authorized to replace all certificates of outstanding shares of stock as of the effective date of these Amended and Restated Articles of Incorporation with Series B Share certificates bearing the restrictive legend stated above and shall mark "canceled" all certificates of common stock received for replacement.

     8. Pursuant to Section 4-27-602 of the Arkansas Code Annotated, the Board of Directors may determine, in whole or part, the preferences, limitations and relative rights of: (1) Any class of shares before the issuance of any shares of that class; or (2) one or more series in a class before the issuance of any shares of that series.

     9. The Corporation reserves the right to amend, alter, change, or repeal any provisions contained in these Amended and Restated Articles of Incorporation of Innotek Corporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on shareholders, directors, or officers are subject to this reserved power.

     10. Any member of the Board of Directors may be removed for cause by a vote of the majority of the entire Board of Directors.

     11. The Amended and Restated Articles of Incorporation of Innotek Corporation was approved by the Shareholders of the Corporation at a Special Meeting held for that and other purposes on December 12, 1996. At said meeting, 40,483,294 of the 50,631,443 shares of common stock were represented. Of said 40,483,294 shares represented, at least 39,273,662 shares were voted in favor of the adoption of the Amended and Restated Articles of Incorporation of Innotek Corporation.

     IN WITNESS WHEREOF, the Corporation has caused its corporate name to be subscribed by its President and hereby verifies that the statements contained in the foregoing Articles of Amendment are true and correct to the best of his knowledge and belief, and duly attested by its Secretary on the 12th day of December, 1996.


                                   INNOTEK CORPORATION


                                   By:  /s/ P. L. Montesi
                                      ---------------------------
                                      P. L. Montesi, President


Attested By:


  /s/ Dennis Cossey
------------------------------
Dennis Cossey, Secretary



CORPORATE SEAL: